Exhibit 99.1

Contact:
Carleen Salvage
+1 914-304-1630
carleen.salvage@itt.com

ITT Announces Appointment of Bertrand Loy and Kevin Wheeler to Board of Directors

STAMFORD, Conn. – June 29, 2026 – ITT Inc. (NYSE: ITT) today announced the election of Bertrand Loy and Kevin Wheeler to its Board of Directors.

“We are delighted to appoint to the ITT Board two highly accomplished, results-driven leaders,” said ITT Chair of the Board Nazzic S. Keene. “Their appointments reflect our disciplined approach to board refreshment and our focus on adding directors with capabilities and skillsets aligned with the strategic direction and business goals of ITT.”

“Bertrand brings a powerful combination of public company CEO experience, global manufacturing and supply chain leadership, and a strong record of scaling technology-driven industrial businesses driven by both organic and inorganic growth. His expertise in strategy, operational excellence, capital allocation and M&A integration will be highly relevant as ITT advances its portfolio and growth priorities,” said ITT Chief Executive Officer and President Luca Savi.

Savi continued, “Kevin has led a multibillion-dollar global industrial manufacturing enterprise, with deep experience across operations and sales, M&A and executive talent development. His track record of building high-performing teams, expanding global businesses and creating shareholder value will bring valuable perspective as we continue to strengthen ITT’s execution rigor and pursue disciplined growth. We are pleased to welcome both Bertrand and Kevin to the Board.”

The appointments are effective as of August 1, 2026. The Board also appointed Mr. Loy to the Audit Committee and Mr. Wheeler to the Nominating and Governance Committee, in each case effective August 1, 2026.

Exhibit 99.1
About Bertrand Loy

Mr. Loy is Executive Chairman and former Chief Executive Officer of Entegris, Inc. (Nasdaq: ENTG), a global supplier of advanced materials and process solutions for the semiconductor and other high-technology industries. He served as Chief Executive Officer from 2012 to 2025 and was appointed Executive Chairman in 2025. Earlier in his tenure at Entegris, he held senior leadership roles, including Chief Operating Officer and Executive Vice President of Global Supply Chain and Manufacturing.

Mr. Loy also serves as an independent director of Ashland Inc. (NYSE: ASH), where he is a member of the Audit Committee and the Governance and Nominating Committee. He brings extensive global leadership experience and deep expertise in innovation and financial management. He holds an MBA from ESSEC Business School in France.

About Kevin Wheeler

Mr. Wheeler is Executive Chairman and former Chief Executive Officer of A. O. Smith Corporation (NYSE: AOS), a global water technologies manufacturer serving customers in more than 60 countries. He served as Chief Executive Officer from 2018 to 2025 and became Executive Chairman in 2025. During his more than 30-year career with A. O. Smith, Mr. Wheeler has held leadership roles spanning sales, marketing, international business development, global operations, manufacturing and engineering.

Mr. Wheeler also serves as an independent director of Graco Inc. (NYSE: GGG), where he is a member of the Management Organization and Compensation Committee and the Governance Committee. Mr. Wheeler holds a Bachelor of Science degree in Finance from the University of Nevada and completed the Advanced Management Program at Harvard Business School.

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the transportation, industrial, nutrition and health and energy markets. The company operates through three value centers: Flow Technologies, Motion Technologies and Connect & Control Technologies. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. ITT is headquartered in Stamford, Connecticut, with employees in more than 40 countries and sales in approximately 125 countries. For more information, visit www.itt.com.

ITT-O